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                                                                    EXHIBIT
99.1


[CPS LOGO]                                                          NEWS
RELEASE
--------------------------------------------------------------------------------


                    CONSUMER PORTFOLIO SERVICES, INC. REPORTS
                          2005 SECOND QUARTER EARNINGS

IRVINE, CALIFORNIA, JULY 26, 2005 (BUSINESS WIRE) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced earnings for its second quarter ended June 30, 2005.

Net income for the quarter ended June 30, 2005 was $545,000, or $0.02 per diluted share, compared to net loss of $(174,000), or $(0.01) per diluted share, for the quarter ended June 30, 2004. For the three months ended June 30,
2005
total revenues increased approximately $15.1 million, or 46.2%, to $47.8 million, compared to $32.7 million for the three months ended June 30, 2004. Total expenses for the three months ended June 30, 2005 were $47.2 million, an increase of $14.3 million, or 43.7%, as compared to $32.9 million for the three months ended June 30, 2004.

Net income for the six months ended June 30, 2005 was $306,000, or $0.01 per diluted share, compared to net loss of $(1.6) million, or $(0.08) per diluted share, for the six months ended June 30, 2004. For the six months ended June
30,
2005 total revenues increased approximately $29.4 million, or 48.8%, to
$89.6
million, compared to $60.2 million for the six months ended June 30, 2004. Total expenses for the six months ended June 30, 2005 were $89.3 million, an increase of $27.5 million, or 44.5%, as compared to $61.8 million for the six months ended June 30, 2004.

"We are pleased with the financial results for the second quarter as we were profitable for the first time in almost two years," said Charles E. Bradley, President and Chief Executive Officer of Consumer Portfolio Services. "Now that our transition from gain on sale to portfolio accounting has resulted in our return to profitability, we would expect to see continued earnings in the coming quarters. Operationally, we built on the positive momentum from the last few quarters. Asset performance during the first half of the year has been stronger than it has been since the mid-1990s. Additionally, during the second quarter we continued our growth in purchases of new receivables, which were once again the highest they have been in almost four years."

During the second quarter of 2005, Consumer Portfolio Services purchased
$153.9
million of contracts from dealers as compared to $144.2 million during the first quarter of 2005 and $107.4 million during the second quarter 2004. In addition, the Company continued its regular quarterly securitization program with the June sale of $130.6 million of AAA/Aaa rated asset backed notes. As of June 30, 2005, the Company's managed receivables totaled $966.2 million, as follows ($ in millions):

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                   Owned by Consolidated Subsidiaries*
$772.6
                   Owned by Non-Consolidated Subsidiaries
162.3
                   As Third Party Servicer for SeaWest Financial
31.3

------
                        Total
$966.2

                   * Before $78.8 million of allowance for credit losses and deferred acquisition fees.


As previously reported, in order to increase transparency of the Company's financial reports, in the third quarter of 2003 Consumer Portfolio Services began structuring its securitization transactions as secured financings, with receivables and associated debt remaining on the balance sheet, and without recognition of a gain on sale. Accordingly, net earnings are recognized over the life of the receivables as interest income and fee income, less related funding costs and a provision for losses. Such loan loss provisions are recorded upon acquisition and during the life of the receivables. The effect is to accelerate recognition of expenses and defer recognition of revenue. As a result, reported earnings have been less than what they would have been had the Company continued to structure its securitizations to record a gain on sale.


CONFERENCE CALL

Consumer Portfolio Services announced that it will hold a conference call tomorrow, July 27, 2005, at 1:30 p.m. EDT to discuss its quarterly earnings. Those wishing to participate by telephone may dial-in at 973-409-9261 approximately 10 minutes prior to the scheduled time.

A replay will be available between July 27, 2005 and August 3, 2005, beginning one hour after conclusion of the call, by dialing 877-519-4471 or 973-341-3080 for international participants, with pin number 6295911. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States.
The Company is currently active in 38 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who are typically unable to obtain financing from traditional sources.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE THE COMPANY'S
RECORDED
REVENUE, EXPENSE, GAIN ON SALE REVENUE AND PROVISION FOR CREDIT LOSSES,
BECAUSE
THESE ITEMS ARE DEPENDENT ON THE COMPANY'S ESTIMATES OF FUTURE LOSSES, AND
ALSO
INCLUDE THE STATEMENT THAT CONTINUED EARNINGS ARE EXPECTED. THE ACCURACY OF
SUCH
ESTIMATES MAY BE ADVERSELY AFFECTED BY VARIOUS FACTORS, WHICH INCLUDE (IN ADDITION TO RISKS RELATING TO THE ECONOMY GENERALLY) THE FOLLOWING: POSSIBLE INCREASED DELINQUENCIES; REPOSSESSIONS AND LOSSES ON RETAIL INSTALLMENT CONTRACTS; INCORRECT PREPAYMENT SPEED AND/OR DISCOUNT RATE ASSUMPTIONS; POSSIBLE
UNAVAILABILITY OF QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO SERVICE ITS PORTFOLIO; POSSIBLE INCREASES IN THE RATE OF
CONSUMER BANKRUPTCY FILINGS OR CHANGES IN BANKRUPTCY LAW, WHICH COULD
ADVERSELY
AFFECT THE COMPANY'S RIGHTS TO COLLECT PAYMENTS FROM ITS PORTFOLIO; OTHER

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CHANGES IN GOVERNMENT REGULATIONS AFFECTING CONSUMER CREDIT; POSSIBLE
DECLINES
IN THE MARKET PRICE FOR USED VEHICLES, WHICH COULD ADVERSELY AFFECT THE COMPANY'S REALIZATION UPON REPOSSESSED VEHICLES; AND ECONOMIC CONDITIONS IN GEOGRAPHIC AREAS IN WHICH THE COMPANY'S BUSINESS IS CONCENTRATED. ALL OF SUCH
FACTORS ALSO MAY AFFECT THE COMPANY'S FUTURE EARNINGS, AS TO WHICH THERE CAN
BE
NO ASSURANCE.

THE STATEMENTS CONCERNING THE INTENDED STRUCTURE OF FUTURE SECURITIZATIONS
AND
THE EFFECTS OF SUCH STRUCTURES ON FINANCIAL ITEMS ARE FORWARD-LOOKING STATEMENTS. IF THE COMPANY WERE TO CHANGE THE STRUCTURE OF FUTURE
TRANSACTIONS,
THAT COULD CAUSE SUCH FORWARD-LOOKING STATEMENTS NOT TO BE ACCURATE.

ANY IMPLICATION THAT THE RESULTS OF THE MOST RECENTLY COMPLETED QUARTER ARE INDICATIVE OF FUTURE RESULTS IS DISCLAIMED, AND THE READER SHOULD DRAW NO SUCH
INFERENCE. FACTORS SUCH AS THOSE IDENTIFIED ABOVE IN RELATION TO GAIN ON
SALE
AND PROVISION FOR CREDIT LOSSES MAY AFFECT FUTURE PERFORMANCE.


       Consumer Portfolio Services, Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations
                (In thousands, except per share data)
                             (Unaudited)

                                Three months ended   Six months ended
                                      June 30,            June 30,
                              ----------------------------------------
                                   2005      2004      2005      2004
                              ----------------------------------------
Revenues:
Interest income                 $40,522   $25,722   $76,694   $46,145
Servicing fees                    1,795     3,507     4,060     6,831
Other income                      5,459     3,458     8,856     7,233
                              ----------------------------------------
                                 47,776    32,687    89,610    60,209
                              ----------------------------------------
Expenses:
Employee costs                    9,701     9,794    20,151    19,447
General and administrative        6,627     6,466    11,766    10,433
Interest                         11,948     7,500    22,332    13,412
Provision for credit losses      15,224     6,300    27,536    13,050
Other expenses                    3,731     2,801     7,519     5,448
                              ----------------------------------------
                                 47,231    32,861    89,304    61,790
                              ----------------------------------------
Income (loss) before income
taxes                              545      (174)      306    (1,581)
Income taxes                          -         -         -         -
                              ----------------------------------------
      Net income (loss)            $545     $(174)     $306   $(1,581)
                              ========================================

Earnings (loss) per share:
     Basic                        $0.03    $(0.01)    $0.01    $(0.08)
     Diluted                       0.02     (0.01)     0.01     (0.08)

Number of shares used in
computing earnings
(loss) per share:
     Basic                       21,623    21,016    21,576    20,827
     Diluted                     23,399    21,016    23,451    20,827

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                Condensed Consolidated Balance Sheets
                            (In thousands)
                             (Unaudited)


                                  June 30,           Dec. 31,
                                    2005               2004
                                ----------          ----------

Cash and restricted cash          $155,301            $139,479
Finance receivables, net           693,847             550,191
Residual interest in
securitizations                    38,053              50,430
Other assets                        26,240              26,499
                                 ---------          ----------
                                  $913,441            $766,599
                                ==========          ==========

Accounts payable and other
liabilities                       $19,876             $22,552
Warehouse lines of credit           45,315              34,279
Residual interest financing         12,031              22,204
Securitization trust debt          692,020             542,815
Senior secured debt                 59,829              59,829
Subordinated debt                   14,000              15,000
                                ----------          ----------
                                   843,071             696,679
                                ----------          ----------

Shareholders' equity                70,370              69,920
                                ----------          ----------
                                  $913,441            $766,599
                                ==========          ==========

INVESTOR RELATIONS CONTACT


Charles E. Bradley
Consumer Portfolio Services
949-753-6800